Exhibit 10.3

14th April 2009

Howard Watson

[ADDRESS INTENTIONALLY OMITTED]

WITHOUT PREJUDICE

Dear Howard,

Compromise Agreement

I refer to our discussions concerning the termination of your employment with Virgin Media Limited (“the Company”).  The purpose of this Agreement is to set out the terms which the Company is prepared to offer you and which are as follows:

1        Your employment with the Company will terminate on 8 May 2009 (“the Termination Date”).

2        You will until the Termination Date faithfully and diligently perform your duties under this Agreement and your Contract of Employment as well as such other reasonable duties or directions given by the Company.  If you breach in any material respect any of the terms of this Agreement or your Contract of Employment or if you are guilty of any serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company, the Company may terminate this Agreement with immediate effect and without making and/or incurring any liability for the payments referred to in this Agreement.

3        Subject to paragraph 2 above, on the next available payroll run after the Termination Date the Company will pay into the bank account into which your salary is normally paid all outstanding payments owed to you in respect of your basic salary and other contractual benefits up to and including the Termination Date (less tax, national insurance and any employee pension contributions).

Subject to the Company’s receipt of this Agreement signed by you and your independent advisor by the Termination Date, you will also be paid the following payments less any tax and national insurance and pension contributions:

3.1          a sum in lieu of (at the date of this Agreement) eight days of accrued, but untaken, holiday pro rata to the Termination Date;

3.2          a sum in lieu of 28 days holiday which would have accrued during your notice period (£35,538, thirty five thousand, five hundred and thirty eight pounds);

3.3          a payment of £330,000 (three hundred and thirty thousand pounds) representing the salary that would have been paid to you during your notice period;

3.4          a payment of £13,858.00 (thirteen thousand eight hundred and fifty eight pounds) in respect of car allowance payments together with health and dental care benefits that would have been applicable during your notice period;

3.5          a payment of £3,000 (three thousand pounds) in lieu of your fuel allowance during your notice period;

3.6          Subject to the rules of the pension scheme, to its registered status not being prejudiced and to such limits on (and other provisions relating to) contributions and benefits (and/ or the tax relief thereon) as apply from time to time in accordance with, as the Scheme may be, the Scheme’s own rules or the prevailing practice of HM Revenue & Customs or the provisions of the Finance Act 1984, the Company will procure that a payment of £15,750 (fifteen thousand seven hundred and fifty pounds) is made to the trustees or managers of the pension scheme, to augment your benefits from it, in lieu of the Company’s contributions which would have otherwise been made on or after the Termination Date in respect of your membership of it.  At the Termination Date, you will receive £39,750 (thirty nine thousand seven hundred and fifty pounds) (being the Company’s pension contributions in excess of the salary cap) paid in cash, to the extent that you have not already elected by notice in writing that the whole or part of that amount shall be paid by the Company into the scheme.   Any payment into the Scheme by the Company hereunder is conditional upon and subject to you making payment to the scheme of £10,500 (ten thousand five hundred pounds) in respect of the pension contributions you would otherwise have made during the notice period.

3.7          All payments under paragraphs 3.1 — 3.6 above will be paid into the bank account into which your salary is normally paid on the next available payroll run and after your Form P45 has been issued.

4        The Company further agrees to pay you and you agree to accept the sum of £279,231 (two hundred and seventy nine thousand, two hundred and thirty one pounds) by way of compensation for the termination of your employment.  The first £30,000 of this payment will be paid without deduction of tax or national insurance but the Company will deduct tax at your normal rate from the balance of any payment over £30,000.  This payment will be made subject to the Company’s receipt of this Agreement signed by you and your independent adviser by the Termination Date.  Other than the tax and national insurance referred to above, you will indemnify the Company in respect of any further tax or employee national insurance (together with interest and/or any penalties for which the  Company has to account to the Inland Revenue) payable in respect of this payment.

5        All your options which have vested, but are unexercised at or on the Termination Date will be exercisable (in relation to your Virgin Media options) for a period of three months (and in relation to your ‘Telewest’ options) for a period of 60 days from the Termination Date (the “Exercise Period”), provided that you have not been terminated for cause. All your unvested stock options or any vested stock options that have not been exercised will lapse and be forfeited, in respect of the former on the Termination Date and in respect of the latter on the expiry of the Exercise Period.  The terms of your stock options will continue in full force and effect.

6        In accordance with the terms of your Restricted Stock Unit Agreement, you will not receive any payment or award in respect of your Restricted Stock Unit Agreements dated 16 May 2007 (2007/2009 LTIP) or 14 April 2008 (2008/2010 LTIP).

7        You authorise the Company to deduct any sums due to the Company from you from the monies payable under this Agreement.

8        The Company will arrange for outplacement counselling services to be available to you from the Termination Date by the Company’s authorised provider of such services up to a maximum value of £10,000 (ten thousand pounds).  The Company will arrange for it to be billed directly for those services.

9        You will not be eligible for any payment in respect of the 2009 Group Bonus Scheme.

10      You agree that you will remain bound by the restrictive covenants set out in Clause 28 of your Executive Service Agreement dated 27 February 2008 and that these covenants will remain in full force and effect following the Termination Date.

11      You shall not, and the Company shall use reasonable endeavours to ensure that its employees and officers shall not, make any adverse or derogatory comment about each other or do anything which shall, or may, bring the Company, its directors or employees, or yourself into disrepute.

12      You should submit your final expenses claim, if any, made up to the Termination Date within 14 days of the Termination Date.  You will be reimbursed for all expenses reasonably incurred by you in the proper performance of your duties in accordance with normal Company guidelines.

13      You confirm that you will return by the Termination Date to the Company: all books, documents, papers, credit cards, keys, computers, mobile telephones and all other property in whatever form belonging to or relating to the business of the Company or any Group Company or any of their suppliers or agents.  You further confirm you will immediately delete on the Termination Date from the hard disk of any personal computer used by you (except computers in the Company’s ownership, possession or control) all documents and information belonging to, obtained from, or prepared for the Company or any Group Company or any of their or any of their suppliers or agents.

14      The Company will provide a reference in the form attached to this Agreement at Appendix A and will deal with any related enquiry in a manner which is consistent with the terms of the reference provided that nothing in this

Agreement will fetter the Company’s obligation to give full disclosure as required by law or statutory or regulatory authority.  The Company reserves the right to amend and/or add to the reference in order to meet such obligation and/or as a result of information which comes to light after the date of this Agreement.

15      You shall not, except as may be required by law, divulge to any person whatsoever or otherwise make use of any trade secret or any confidential information concerning the business or finances of the Company or any Group Company or any of their dealings, transactions or affairs or any such confidential information concerning their suppliers, agents, or customers except insofar as any trade secret or confidential information may have come into the public domain (otherwise than as a result of any breach of any obligations made by you to the Company).  In addition, you will keep the terms of this Agreement and all discussions and other correspondence on this subject confidential and will not disclose them to any third party other than as required by law or by regulatory authorities or in order to instruct your professional advisor or immediate family who have agreed to be bound by the restriction.

16      Provided that a compromise agreement is reached and signed between the parties, the Company will pay your reasonable legal costs for legal advice as to the terms and effect of this Agreement up to a maximum of £1000 (exclusive of VAT).  Payment will be made direct to your relevant independent legal advisor subject to receipt of an appropriate VAT invoice addressed to the Company from your legal advisor.  The invoice should be addressed to Virgin Media Limited and marked for the attention of Elisa Nardi at Media House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP.

17      You warrant that:

17.1        you have not withheld or failed to disclose any material fact concerning the performance of your duties with the Company and/or the Group or any breach of any material term (express or implied) of your contract of employment which would have entitled the Company to have dismissed you summarily;

17.2        you have instructed your relevant independent legal advisor to advise as to whether you have or may have any claims, including statutory claims, against the Company or any Group Company arising out of or in connection with your employment or its termination;

17.3        you have made a full and frank disclosure to your relevant independent legal advisor of all facts and matters which could lead to such claims with the express intention that all such claims be compromised fully and effectively;

17.4        you have been advised by your relevant independent legal advisor following consideration of (a) to (ee) below that:

17.4.1             your claims or particular complaints against the Company or any Group Company, whether statutory or otherwise, are those set out below at (a) to (ee) which are marked “yes” as follows:-

(a)	breach of contract	Yes

(b)	wrongful dismissal	Yes

(c)	unfair dismissal	Yes

(d)	unlawful detriment under the Employment Rights Act 1996	No

(e)	any other claim pursuant to the Employment Rights Act 1996	No

(f)	statutory redundancy payment	No

(g)	unlawful deductions from wages under the Employment Rights Act 1996	No

(h)	sex discrimination whether direct, indirect, by way of harassment or victimisation	No

(i)	race discrimination whether direct, indirect, by way of harassment or victimisation	No

(j)	disability discrimination whether direct discrimination, disability-related discrimination, failure to make reasonable adjustments, by way of harassment or victimisation	No

(k)	discrimination on the grounds of sexual orientation whether direct, indirect, by way of harassment or victimisation	No

(l)	discrimination on the grounds of religion or belief whether direct, indirect, by way of harassment or victimisation	No

(m)	discrimination on the grounds of age whether direct, indirect by way of harassment or victimisation	No

(n)	equal pay under the Equal Pay Act 1970	No

(o)	under the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended)	No

(p)	working time or holiday pay under the Working Time Regulations 1998	No

(q)	failure to pay the national minimum wage under the National Minimum Wage Act 1998	No

(r)	under and/or concerning the Public Interest Disclosure Act 1998	No

(s)	under and/or concerning the Employment	No

Relations Act 1999

(t)	discrimination on the grounds of being a part-time worker under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 or otherwise	No

(u)	discrimination on the grounds of being a fixed-term employee under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or otherwise	No

(v)	under and/or concerning the Transfer of Undertaking (Protection of Employment) Regulations 1981 (as amended)	No

(w)	for physical or psychiatric illness or injury (and all losses therefrom) relating to any acts of discrimination	No

(x)	any stress-related claims and/or any claims relating to depression or other mental illness and all losses arising therefrom	No

(y)	in relation to any personal injuries	No

(z)	harassment under the Protection from Harassment Act 1997	No

(aa)	under and/or concerning the Data Protection Act 1998	No

(bb)	under and/or concerning the Transnational Information and Consultation of Employees Regulations 1999	No

(cc)	under and/or concerning the Information and Consultation of Employees Regulations 2004	No

(dd)	under and/or concerning the Human Rights 1998	No

(ee)	arising as a consequence of the United Kingdom’s membership of the European Union; and	No

17.4.2             You are not aware of any facts or circumstances that may give rise to a claim against the Company or any Group Company or their officers or employees other than those claims that you and your relevant independent legal advisor have raised with the Company (whether on a without prejudice basis or otherwise, and whether expressly or by implication) including those claims marked “yes” set out from (a) to (ee) above.

17.5                         You have not presented a Claim Form to an office of the Employment Tribunals or issued a claim in the High Court or County Court or any other authoritative body in any jurisdiction in the world in respect of any claim in connection with your employment or its termination including any claim for a Protective Award under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or under the Trade Union and Labour Relations (Consolidation) Act 1992 and you undertake that neither you nor anyone acting on your behalf will present or issue such an application or claim.

17.6                         You have not failed to disclose any personal injuries in relation to which you reasonably believe you could claim against the Company and/or the Group.

17.7                         You have acted in the best interests of the Company and any Group Company and have not knowingly committed any breach of duty of any kind owed to the Company.

18                  These terms which are offered without any admission of liability and which you agree to accept in consideration for the payment specified in this Agreement are in full and final settlement of:

18.1                         the claims listed above and marked “yes”; and

18.2                         any and all claims and rights of action (whether under statute, contract, common law or otherwise) in any jurisdiction in the world including but not limited to a claim for breach of contract, unfair dismissal and any other claim which could be brought in an Employment Tribunal or any other court of competent jurisdiction pursuant to the Employment Rights Act 1996, the Employment Relations Act 1999, the Sex Discrimination Act 1975, the Equal Pay Act 1970, Article 141 of the Treaty of Rome, the Race Relations Act 1976, the Disability Discrimination Act 1995,  the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended, the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006 the Transnational Information and Consultation of Employees Regulations 1999, the Information and Consultation of Employees Regulations 2004, the Data Protection Act 1998, The Public Interest Disclosure Act 1998, the Protection from Harassment Act 1997, any claims for physical or psychiatric illness or injury (and all losses therefrom) relating to any acts of discrimination and any stress-related claims and/or other claims relating to depression or other mental illness and all losses arising therefrom and any claims for personal injury of which you are aware at the date of this Agreement which you have or may have against the Company or any Group Company, its or their officers, employees, shareholders, or investors (or any representatives of the foregoing) arising from or connected with your employment or holding of any office with the Company or any Group Company, its termination, or any other matter concerning the Company provided always that this waiver shall not apply to any pension rights or pension benefits (if any) which have accrued to you up to the Termination Date, nor shall it apply to any other personal injury claims of which you are not aware at the date of signing this Agreement or should not reasonably be expected to be aware of at the date of signing this Agreement nor in respect of your right to enforce this Agreement.

19                  You acknowledge and agree that the Company has agreed these terms in reliance on the undertakings, representations and warranties set out in this Agreement. In the event that, in breach of this Agreement, you do present a Claim Form to an office of the Employment Tribunals or issue a claim in the High Court or County Court or any other authoritative body in any jurisdiction in the world in respect of any claim in connection with your employment or its termination other than for enforcing the terms of this Agreement, you agree that any payments made to you under paragraphs 3.1 -3.6 and 4 of this Agreement must be repaid to the Company immediately and will be recoverable by the Company as a debt.

20                  The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) than as set out in this paragraph.  Any third party shall be entitled to enforce the benefits conferred on it by this Agreement.  The consent of a Third Party shall not be required for the variation or termination of this Agreement even if that variation or termination affects the benefits conferred on any third party.  For the purposes of this Agreement “Third Party” means any company in the Group or any employee, agent or officer of any Group Company.

21                  You confirm that you have received independent legal advice from Louise Brown, Halebury Law, 3 Wigmore Place, London, W1U 2LN as to the terms and effect of this Agreement and have discussed with your independent advisor your ability to pursue claims as listed (a) to (ee) above and in particular the effect of this Agreement on your ability to pursue your rights before an Employment Tribunal or any other Court.

Louise Brown is a relevant independent adviser (within the meaning of section 203 of the Employment Rights Act 1996) and there was in force when she gave the advice referred to in this paragraph cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of this advice.

22                  This Agreement satisfies the conditions for regulating compromise agreements under  section 203 of the Employment Rights Act 1996, section 14 of the Employment Relations Act 1999, Schedule 3a of the Disability Discrimination Act 1995, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003,  Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 41 of the

Transnational Consultation of Employees Regulations 1999 and Regulation 40 of the Information and Consultation of Employees Regulations 2004.

23                  Louise Brown by signing this Agreement confirms to the Company that, to the best of her knowledge and belief, the statements set out in paragraph 21 above are correct.

24                  This Agreement, although marked “without prejudice” will, upon signature of all the parties, be treated as an open document evidencing an agreement binding on the parties.

25                  Within this Agreement “Group Company” means any one of the Company and any group undertaking as defined by sections 1162 and 1163 of the Companies Act 2006 and the “Group” has the corresponding meaning.

Yours sincerely,

/s/ ROBERT MACKENZIE
for and on behalf of Virgin Media Limited

I hereby confirm my acceptance to the above terms.

Signed:	/s/ HOWARD WATSON
Howard Watson

Dated:  14/04/2009

I confirm that I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996 and with a valid policy of insurance or indemnity in force.

Signed:	/s/ LOUISE BROWN
Independent Advisor

Louise Brown

of Halebury Law

3 Wigmore Place

London

W1U 2LN

(T): +44 (0) 207 127 2500
(M): +44 (0) 787 96 35 956
(F): +44 (0) 207 990 9200 l.brown@halebury.com

www.halebury.com

Dated:  14/04/2009

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